Exhibit 99.1

For The Mills

Corporate Communications

David Douglass

(301) 968-6303

For Colony Capital

Lisa Baker

Owen Blicksilver Public Relations

914-725-5949

For Kan Am

Michael Birnbaum

KanAm Group, Munich

+49.89.2101.0180

For Ivanhoe Cambridge

Hélène-Louise Brault

(514) 841-7791

FOR IMMEDIATE RELEASE

THE MILLS ANNOUNCES CLOSING DATES FOR PREVIOUSLY ANNOUNCED TRANSACTIONS

The Mills, Kan Am and Colony Capital Closing Date to Build and Finance Meadowlands Xanadu Extended to September 27, 2006

Closing Date of The Mills’ Sale of Vaughan Mills, St. Enoch Centre and Madrid Xanadu to Ivanhoe Cambridge Extended to on or before the First Week of October 2006

CHEVY CHASE, MD. (September 20, 2006) — The Mills Corporation (NYSE:MLS) announced today that it has extended the closing date on its previously announced Meadowlands Xanadu-related transaction with Colony Capital Acquisitions, LLC and Kan Am USA Management XXII Limited Partnership to Wednesday, September 27th.

Under the Meadowlands Xanadu transaction, Colony would arrange for construction financing for the development project and make a significant equity infusion into the joint venture for the project, located in Northern New Jersey. The New Jersey Sports and Exposition Authority board of directors unanimously approved the transfer of control of Meadowlands Xanadu to Colony.

The Mills also announced that it has extended the closing date of the previously announced sale of its interests in three international operating properties to Ivanhoe

Cambridge. The parties now anticipate the closing for all three to occur on or before the first week of October 2006, subject to the completion of due diligence and the satisfaction of various other closing conditions, including the satisfactory resolution of the flow and disbursement of funds from the sale of Mills’ interest in Madrid Xanadu in light of the lawsuit filed by Parcelatoria de Gonzalo Chacon, the company’s former joint venture partner in that project. The lawsuit seeks additional compensation for the 2004 buy-out by Mills of PGC’s interests in Madrid Xanadu. This transaction has been approved by The Mills’ and Ivanhoe Cambridge’s boards of directors.

About The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified global portfolio of retail destinations including regional shopping malls, market dominant retail and entertainment centers, and international retail and leisure destinations. It currently owns 42 properties in the U.S., Canada and Europe, totaling 51 million square feet. In addition, The Mills has various projects in development, redevelopment or under construction. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

About Colony Capital

Founded in 1991 by Chairman and Chief Executive Officer Thomas J. Barrack Jr., Colony is a private, international investment firm focusing primarily on real estate-related assets, securities and operating companies. The firm has invested approximately $20 billion in over 8,000 assets through various corporate, portfolio and complex property transactions. Colony has a staff of more than 160 and is headquartered in Los Angeles, with offices in Beirut, Boston, Hawaii, Hong Kong, London, Madrid, New York, Paris, Rome, Seoul, Shanghai, Taipei, and Tokyo. For more information, visit www.colonyinc.com.

About Kan Am

Kan Am is one of Germany’s leading private syndicators and asset managers of international real estate investments. Since its inception in 1978 the group has invested and managed a portfolio valued at approximately $10 billion in the US and Europe on behalf of private and institutional investors through publicly offered real estate funds and private placements. Since 1994, Kan Am has invested approximately $1 billion in equity in various projects with The Mills. Kan Am currently has three representatives on The Mills’ Board of Directors: James Braithwaite, Dietrich von Boetticher and Franz von Perfall.

Ivanhoe Cambridge

Ivanhoe Cambridge is a recognized leader in the Canadian real estate industry. It is one of the country’s pre-eminent property owners, managers, developers and investors. The Company focuses on high-quality shopping centres located in urban areas. Beyond its strong Canada-wide presence, the Company is also active in the United States, Asia and Europe – where it partners with prominent real estate entities. Its real estate portfolio consists of more than 43.2 million square feet of retail space and includes over 65 regional and super-regional shopping centres. As at December 31, 2005, the market value of Ivanhoe Cambridge’s assets reached CAD $9.3 billion. Headquartered in Montreal, Quebec, Canada, Ivanhoe Cambridge is a principal real estate subsidiary of the Caisse de dépôt et placement du Québec, the largest institutional fund manager in Canada. Amongst its shareholders, the Company also counts four prominent Canadian pension funds. The Company’s Internet address is www.ivanhoecambridge.com.

Statements in this press release that are not historical – including, among other things, as to The Mills’ completion of the transaction with Colony and Kan Am relating to The Mills’ Meadowlands development project and the completion of the transaction with Ivanhoe Cambridge relating to Vaughan Mills, St. Enoch Centre and Madrid Xanadu, on the expected terms or in the expected time frames or at all or the financial implications of such transactions – may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, The Mills can give no assurance that its expectations will be attained and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to, The Mills’ ability to satisfy the conditions to closing these transactions. The Mills undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills’ various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

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